Exhibit 10.4.2

February 25, 2005

John Sims
717 Cathedral Pointe Lane
Santa Barbara, California
93111

Dear John:

Re:  Amendment to Employment Agreement

We refer to the employment agreement (the “Agreement”) dated November 28, 2000 between 724 Solutions Inc. (“724”) and you, John Sims. 724 desires and you have agreed to confirm certain amendments to the Agreement that were made orally, on the terms and conditions set forth in this letter agreement.

In consideration of the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), we and you hereby confirm that the Agreement was amended effective on January 1, 2003 by deleting your base salary on Schedule “A” of the Agreement (which, by oral agreement was previously $315,000) and replacing it with $330,000.

On and after January 1, 2003, each reference in the Agreement to “this agreement” shall mean and be a reference to the Agreement as amended by the amendment referred to in this letter agreement.  Except as specifically amended in the manner confirmed by this letter agreement, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

This letter agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without regard to the principals of conflicts of laws.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth above.

Yours very truly,

724 SOLUTIONS INC.

By:	/s/ ERIC LOWY

Name:	Eric Lowy
Title:	General Counsel and Corporate Secretary

ACCEPTED AND AGREED as of this 25th day of February, 2005.

/s/ JOHN SIMS

John Sims

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